Exhibit 99.1

Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Carol Fabrizio, (720) 524-5025, cfabrizio@vailresorts.com
Vail Resorts Reports Fiscal 2018 Third Quarter Results and Early Season Pass Sales Results
BROOMFIELD, Colo. - June 7, 2018 - Vail Resorts, Inc. (NYSE: MTN) today reported results for its third quarter ended April 30, 2018, as well as the Company’s results of its early season pass sales for the 2018/2019 North American ski season.
Highlights

•
Net income attributable to Vail Resorts, Inc. was $256.3 million for the third quarter of fiscal 2018, an increase of 41.5% compared to net income of $181.1 million for the third fiscal quarter of 2017, which includes the reduction in our provision for income taxes resulting from U.S. Tax Reform.

•
Resort Reported EBITDA was $419.7 million for the third fiscal quarter of 2018, which includes the operations of Stowe (acquired in June 2017), $2.8 million of Triple Peaks and Stevens Pass acquisition related expenses and $0.7 million of Whistler Blackcomb and Stowe integration related expenses, compared to Resort Reported EBITDA of $392.0 million in the same period in the prior year, which included $2.3 million of acquisition and integration related expenses.

•
The Company updated its fiscal 2018 guidance range and is now expecting Resort Reported EBITDA to be between $612 million and $622 million, including an estimated $7.0 million of acquisition and integration related expenses specific to Triple Peaks and Stevens Pass and an estimated $3.2 million of integration related expenses specific to Whistler Blackcomb and Stowe.

•
Season pass sales for the 2018/2019 North American ski season, excluding military pass products, increased approximately 12% in units and approximately 19% in sales dollars through May 29, 2018, compared with the prior year period ended May 30, 2017, adjusted to eliminate the impact of foreign currency by applying current period exchange rates to the prior period for Whistler Blackcomb pass sales. The Company also had significant sales of its Military Epic pass products.

•
On June 4, 2018, the Company announced that it had entered into an agreement to acquire Triple Peaks, LLC, the parent company of Okemo Mountain Resort, Mount Sunapee Resort, and Crested Butte Mountain Resort, and separately entered into an agreement to acquire Stevens Pass Resort.

Commenting on the Company’s fiscal 2018 third quarter results, Rob Katz, chief executive officer said, “We are pleased with our performance in the quarter and for the full 2017/2018 North American ski season, particularly given the challenging weather conditions across the western U.S. for much of the season. Our performance demonstrates the resiliency of our business model, the stability provided by our geographically diverse resort network and the importance of increased advanced purchase products, including our season passes. Our improved results in the third fiscal quarter also underscore the strength of the high-end consumer’s demand for ski vacations once conditions improved across our network.
“Mountain revenue increased 7.1% for the third fiscal quarter compared to the same period in the prior year, with lift revenue growing 7.9%, primarily as a result of strong season pass sales for the 2017/2018 North American ski season and the inclusion of Stowe, which was partially offset by lower non-pass lift revenue at our western U.S. resorts. Total visitation, including Stowe, grew 6.4% for the third fiscal quarter compared to the prior year period. Whistler Blackcomb experienced excellent conditions and achieved another season of record results. As conditions improved across the western U.S. in the second half of the ski season, overall skier visits rebounded sharply despite total snowfall remaining significantly below the long-term average at many of our western U.S. resorts.”
Katz continued, “With our winter season behind us, we are pleased that our year-to-date results delivered growth over the prior year despite the very challenging conditions in the first half of the season. We believe this highlights the continued success of our season pass and guest-focused marketing efforts, the importance of geographic diversification in our resort network and the outstanding experience we provide at our resorts. We also continue to benefit from our improved ability to target and personalize our marketing messages to guests, resulting from the significant investments we have made in data capture and data-driven marketing capabilities over the past several years.”
Regarding Lodging, Katz said, “Our lodging results for the third fiscal quarter were relatively flat as compared to the prior year period, with Lodging revenue (excluding payroll cost reimbursements) declining 0.2%.” Katz continued, “Resort Reported EBITDA was $419.7 million for the fiscal quarter, an increase of 7.1% over the same period in the prior year. Resort EBITDA margin for the quarter was 49.9%, an increase of 30 basis points over the same period in the prior year.”

Regarding Real Estate, Katz said, “During the third fiscal quarter, we closed on the sale of a development land parcel for $3.0 million. Real Estate EBITDA for the quarter also includes the recognition of a legal settlement totaling $5.5 million. The cash proceeds related to this legal settlement were received in a prior fiscal year.”
Regarding the Company’s outlook, Katz said, “Given our performance to date this year, we expect that our fiscal 2018 Resort Reported EBITDA will finish the year between $612 million and $622 million, an increase of 3.1% to 4.8% compared to the prior year. Our fiscal 2018 Resort Reported EBITDA guidance includes an estimated $10.2 million of acquisition and integration related expenses.”
Katz continued, “Our balance sheet remains strong and the business continues to generate robust cash flow. We ended the quarter with $181.6 million of cash on hand and our Net Debt was 1.5 times trailing twelve months Total Reported EBITDA, which includes our outstanding debt of $1.1 billion as of April 30, 2018. I am also very pleased to announce that our Board of Directors has declared a quarterly cash dividend on Vail Resorts’ common stock. The quarterly dividend will be $1.47 per share of common stock and will be payable on July 12, 2018, to shareholders of record on June 27, 2018. Additionally, the Company repurchased $25.8 million of stock during the quarter at an average price of $223.51.”
Acquisitions
As previously announced on June 4, 2018, the Company entered into an agreement to purchase Triple Peaks, LLC, the parent company of Okemo Mountain Resort in Vermont, Mount Sunapee Resort in New Hampshire, and Crested Butte Mountain Resort in Colorado. The Company will acquire Triple Peaks, LLC from the Mueller family for a cash purchase price of $82 million, subject to certain adjustments at closing, and will simultaneously pay $155 million to pay off the leases that all three resorts have with Ski Resort Holdings, LLC, an affiliate of Oz Real Estate. In a separate transaction, Vail Resorts also entered into an agreement to purchase Stevens Pass Resort in Washington State from Ski Resort Holdings, LLC for a cash purchase price of $67 million, subject to certain adjustments. The transactions are expected to close this summer, subject to receipt of new Special Use Permits from the U.S. Forest Service for Crested Butte Mountain Resort and Stevens Pass Resort, as well as administrative review and consent from the States of Vermont and New Hampshire. The acquisitions are collectively expected to generate incremental annual EBITDA in excess of $35 million in Vail Resorts’ fiscal year ending July 31, 2019.
Subsequent to the closing of the two transactions, Vail Resorts plans to invest $35 million over the following two years, incremental to our normal rate of capital expenditures, to continue to elevate the guest experience across the four resorts. In addition, annual ongoing capital expenditures are expected to increase in the aggregate by $7 million to support the addition of these four resorts.

Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-Q for the third fiscal quarter ended April 30, 2018, which was filed today with the Securities and Exchange Commission. The following are segment highlights, all of which is as of, or for the three month period ended April 30, 2018, as compared to the three month period ended April 30, 2017, unless otherwise noted:
Mountain Segment

•
Total lift revenue increased $33.1 million, or 7.9%, to $452.7 million, primarily due to strong North American pass sales growth for the 2017/2018 North American ski season and incremental operations of Stowe.

•
Ski school revenue increased $9.5 million, or 10.4%, and dining revenue increased $5.1 million, or 7.7%. These increases were the result of increased revenue at our Colorado resorts and at Whistler Blackcomb, as well as incremental revenue from Stowe.

•
Retail/rental revenue increased $2.1 million, or 2.0%, primarily due to incremental revenue from Stowe and an increase in revenue at Whistler Blackcomb, partially offset by decreased revenue at stores proximate to our western U.S. resorts and other city stores.

•	Operating expense increased $23.5 million, or 6.9%, which was primarily attributable to the inclusion of incremental operating expenses from Stowe.

•	Mountain Reported EBITDA increased $28.0 million, or 7.3%.

•
Mountain Reported EBITDA includes $3.8 million of stock-based compensation expense compared to $3.6 million in the same period in the prior year. Additionally, we recorded $3.5 million of acquisition and integration related expenses compared to $2.3 million of acquisition and integration related expenses in the same period in the prior year.

Lodging Segment

•	Lodging segment net revenue (excluding payroll cost reimbursements) decreased $0.1 million, or 0.2%.

•	Occupancy increased 0.4 percentage points and Average Daily Rate (“ADR”) was flat at the Company’s owned hotels and managed condominiums.

•	Lodging Reported EBITDA decreased $0.2 million, or 2.1%.

•	Lodging Reported EBITDA includes $0.8 million of stock-based compensation expense for the both the three months ended April 30, 2018 and 2017.
Resort - Combination of Mountain and Lodging Segments

•
Resort net revenue increased $51.6 million, or 6.5%, to $841.4 million primarily due to strong North American pass sales growth for the 2017/2018 North American ski season and the incremental operations of Stowe.

•
Resort Reported EBITDA was $419.7 million, an increase of $27.7 million, or 7.1%. Results included $3.5 million of acquisition and integration related expenses compared to $2.3 million of acquisition and integration related expenses in the same period in the prior year.

Real Estate Segment

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Real Estate segment net revenue decreased $1.7 million, or 35.5%. Real Estate segment operating expense for the three months ended April 30, 2018, includes the recognition of a $5.5 million benefit of non-cash income in the current period related to a legal settlement in fiscal 2015 for which cash proceeds were received and established as a liability for estimated future remediation costs of a construction development.  All known items have been remediated and, based on continued monitoring, the Company has concluded that the need for further remediation is remote.

•
Net Real Estate Cash Flow of $2.8 million, which includes a $4.3 million contribution to the new Town of Vail public parking structure that was paid during the three months ended April 30, 2018, was flat to the same period in the prior year.

•	Real Estate Reported EBITDA increased $8.7 million, or 175.5%.
Total Performance

•	Total net revenue increased $49.9 million, or 6.3%, to $844.5 million.

•
Net income attributable to Vail Resorts, Inc. was $256.3 million, or $6.17 per diluted share, for the third quarter of fiscal 2018 compared to net income attributable to Vail Resorts, Inc. of $181.1 million, or $4.40 per diluted share, in the third fiscal quarter of the prior year.

Return of Capital
The Company declared a quarterly cash dividend of $1.47 per share of Vail Resorts common stock that will be payable on July 12, 2018, to shareholders of record on June 27, 2018. Additionally, a Canadian dollar equivalent dividend on the exchangeable shares of Whistler Blackcomb will be payable on July 12, 2018, to exchangeable shareholders of record on June 27, 2018. The exchangeable shares were issued to certain Canadian persons in connection with our acquisition of Whistler Blackcomb. In the third quarter of fiscal 2018, the Company repurchased 115,422 shares at an average price of $223.51 for a total of $25.8 million.

Season Pass Sales
Commenting on the Company’s season pass sales for the upcoming 2018/2019 North American ski season, Katz said, “We are very pleased with the results for our season pass sales to date. Excluding sales of our Military Epic pass products, pass sales through May 29, 2018 for the upcoming 2018/2019 North American ski season increased approximately 12% in units and approximately 19% in sales dollars, as compared to the prior year period through May 30, 2017. Our spring pass sales included strong growth across nearly all markets, with continued strong performance among our destination guests in the U.S. and internationally. We had particularly strong pass sales in Whistler Blackcomb’s regional market, with solid growth in Colorado and Tahoe, despite the challenging conditions experienced throughout the season in those regions. As a result of the strength of our network and the new resort partnerships we entered into, our premium Epic Pass has been the fastest growing product among all of our pass products this year. In addition to all of these results, we also saw very strong sales of our new Military Epic Pass, with huge enthusiasm and engagement from current and past members of the armed forces. We saw significant Military Epic Pass sales to new guests, as well as to guests who had previously purchased one of our season pass products. We are still in the processes of verifying our new Military Epic Pass sales and will be releasing additional information on those results in the fall. Whistler Blackcomb pass products are included in both current and prior year, adjusted to eliminate the impact of foreign currency by applying current period exchange rates to the prior period. It is important to note that a portion of our spring growth includes passholders who purchased 2017/18 North American ski season passes last fall.”
Regarding Epic Australia Pass sales, Katz commented, “Perisher’s 2018 ski season kicks off this weekend and we are very pleased with ongoing sales of the Epic Australia Pass, which end on June 12, 2018, and are up 19% in units through June 3, 2018, as compared to the prior year period through June 4, 2017. Epic Australia Pass sales have benefited from the addition of Hakuba Valley in Japan under a long-term pass alliance, which is an extremely popular option with Australian skiers and snowboarders.”
North American Summer Business
Commenting on North American summer business, Katz said, “With the ski season behind us we are very excited to welcome summer visitors to our resorts, including Whistler Blackcomb, which has a full calendar of incredible events and some of the best mountain biking on the planet. At Vail, Heavenly and Breckenridge, Epic Discovery summer operations will begin in the coming weeks. Our Epic Discovery guests will have the opportunity to enjoy a great lineup of activities for the whole family, including experiential learning exhibits in a high alpine environment, ropes courses, zip lines, summer tubing and alpine coasters, including the return of the mountain coaster at Heavenly.”

Updated Outlook

•	Net income attributable to Vail Resorts, Inc. is expected to be between $360 million and $381 million in fiscal 2018.

•
Resort Reported EBITDA is expected to be between $612 million and $622 million for fiscal 2018, which is predicated on current Canadian and Australian foreign exchange rates and includes an estimated $7.0 million of acquisition and integration related expenses specific to Triple Peaks and Stevens Pass and an estimated $3.2 million of integration related expenses specific to Whistler Blackcomb and Stowe. The updated outlook for fiscal year 2018 does not include any estimate for the closing costs, including transfer taxes, or operating results of the Triple Peaks and Stevens Pass acquisitions as the transactions remain subject to closing, which is expected to occur this summer.

•	Resort EBITDA Margin is expected to be approximately 30.7% in fiscal 2018, at the midpoint of our guidance range.

•	Fiscal 2018 Real Estate Reported EBITDA is expected to be between $0 and $2 million.

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2018, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2018.

	Fiscal 2018 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2018 (6)
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$586,000	$596,000
Lodging Reported EBITDA (2)	25,000	27,000
Resort Reported EBITDA (3)	612,000	622,000
Real Estate Reported EBITDA	—	2,000
Total Reported EBITDA	612,000	624,000
Depreciation and amortization	(205,000)	(201,000)
Interest expense, net	(64,000)	(61,000)
Other (4)	(5,100)	(3,600)
Income before benefit from income taxes	337,900	358,400
Benefit from income taxes (5)	45,100	41,600
Net income	383,000	400,000
Net income attributable to noncontrolling interests	(23,000)	(19,000)
Net income attributable to Vail Resorts, Inc.	$360,000	$381,000

(1) Mountain Reported EBITDA includes an estimated $7.0 million of acquisition and integration related expenses specific to Triple Peaks and Stevens Pass and an estimated $3.2 million of integration related expenses specific to Whistler Blackcomb and Stowe.  Mountain Reported EBITDA also includes approximately $16 million of stock-based compensation.

(2) Lodging Reported EBITDA includes approximately $3 million of stock-based compensation.
(3) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(4) Our guidance includes the year-to-date foreign currency actuals through April 30, 2018 related to the remeasurement of the intercompany loan to Whistler Blackcomb to Canadian dollars, the functional currency of Whistler Blackcomb. Our guidance excludes any forward-looking change related to foreign currency gains or losses on the intercompany loans, which such change may be material. Additionally, our guidance includes the year-to-date actual change in the fair value of contingent consideration through April 30, 2018 and certain known changes in the fair value of contingent consideration based solely on the passage of time and resulting impact on present value. Guidance excludes any change based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material.

(5) The fiscal 2018 benefit from income taxes is impacted by several discrete items. Through the third quarter of fiscal 2018, as a result of the adoption of revised accounting guidance on employee stock compensation, the Company recorded $54.5 million of excess tax benefits primarily resulting from vesting and exercises of equity awards. During the second quarter of fiscal 2018, as a result of the Tax Act, the Company recorded a one-time provisional net tax benefit of approximately $64.6 million related to the remeasurement of deferred tax liabilities and transition tax. Additionally, estimated benefit from income taxes for the remainder of fiscal 2018 is benefiting from a reduction in the U.S. statutory tax rate from 35% to 21%. Our fiscal 2018 estimated benefit from income taxes does not include the impact, if any, of future exercises of employee equity awards, which could have a material impact given that a significant portion of our awards are in-the-money.

(6) Guidance estimates are predicated on an exchange rate of $0.77 between the Canadian Dollar and U.S. Dollar, related to the operations of Whistler Blackcomb in Canada and an exchange rate of $0.76 between the Australian Dollar and U.S. Dollar, related to the operations of Perisher in Australia.

Earnings Conference Call
The Company will conduct a conference call today at 11:30 a.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (800) 239-9838 (U.S. and Canada) or (323) 794-2551 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through June 21, 2018, at 12:30 p.m. eastern time. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 1067850. The conference call also will be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. The Company’s subsidiaries operate eleven world-class mountain resorts and three urban ski areas, including Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Stowe in Vermont; Perisher in New South Wales, Australia; Wilmot Mountain in Wisconsin; Afton Alps in Minnesota; and Mt. Brighton in Michigan. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including, but not limited to, our expectations regarding our fiscal 2018 performance, including our expected Resort Reported EBITDA, net income attributable to Vail Resorts, Inc., Resort EBITDA margin, Real Estate Reported EBITDA and estimated acquisition and integration related expenses; the expected fiscal 2019 incremental annual EBITDA the Triple Peaks and Stevens Pass acquisitions are expected to generate; our expectations regarding capital investments across the four resorts over the next two years and the expected increase in annual ongoing capital expenditures; and the expected timing of closing of the acquisitions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or the impact of natural disasters; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, the cost and availability of travel options and changing consumer preferences; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data; our ability to hire and retain a sufficient seasonal workforce; risks related to our workforce, including increased labor costs; loss of key personnel; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to successfully integrate acquired businesses or that acquired businesses may fail to perform in accordance with expectations, including Whistler Blackcomb and Stowe or future acquisitions; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, with respect to acquired businesses; risks associated with international operations; fluctuations in foreign currency exchange rates, particularly the Canadian dollar and Australian dollar; changes in accounting estimates and judgments, tax law, accounting principles, policies or guidelines or adverse determinations by taxing authorities; a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2017, which was filed on September 28, 2017, and the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2018, which was filed on March 8, 2018.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies.

Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2018	2017	2018	2017
Net revenue:
Mountain and Lodging services and other	$700,033	$653,510	$1,437,753	$1,338,836
Mountain and Lodging retail and dining	141,318	136,251	358,253	349,077
Resort net revenue	841,351	789,761	1,796,006	1,687,913
Real Estate	3,140	4,870	3,910	10,181
Total net revenue	844,491	794,631	1,799,916	1,698,094
Segment operating expense:
Mountain and Lodging operating expense	301,760	281,778	780,539	717,318
Mountain and Lodging retail and dining cost of products sold	54,289	52,673	147,205	142,422
General and administrative	66,181	63,836	194,780	185,802
Resort operating expense	422,230	398,287	1,122,524	1,045,542
Real Estate, net	(597)	9,818	2,301	17,144
Total segment operating expense	421,633	408,105	1,124,825	1,062,686
Other operating (expense) income:
Depreciation and amortization	(54,104)	(50,029)	(154,132)	(140,236)
Gain on sale of real property	—	—	515	6,466
Change in estimated fair value of contingent consideration	2,454	(14,500)	2,454	(15,100)
Loss on disposal of fixed assets and other, net	(3,230)	(1,924)	(2,125)	(4,705)
Income from operations	367,978	320,073	521,803	481,833
Mountain equity investment income, net	607	521	1,094	1,510
Investment income and other, net	736	210	1,516	5,881
Foreign currency loss on intercompany loans	(9,502)	(9,065)	(6,511)	(3,899)
Interest expense, net	(15,648)	(14,248)	(46,795)	(40,426)
Income before (provision) benefit from income taxes	344,171	297,491	471,107	444,899
(Provision) benefit from income taxes	(71,896)	(100,635)	17,914	(151,933)
Net income	272,275	196,856	489,021	292,966
Net income attributable to noncontrolling interests	(16,023)	(15,749)	(25,463)	(25,267)
Net income attributable to Vail Resorts, Inc.	$256,252	$181,107	$463,558	$267,699
Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$6.34	$4.52	$11.48	$6.87
Diluted net income per share attributable to Vail Resorts, Inc.	$6.17	$4.40	$11.13	$6.68
Cash dividends declared per share	$1.47	$1.053	$3.576	$2.673
Weighted average shares outstanding:
Basic	40,438	40,068	40,374	38,972
Diluted	41,545	41,181	41,641	40,069

(1) The Consolidated Condensed Statements of Operations for the three and nine months ended April 30, 2017 have been revised to separately disclose revenues and costs from retail and dining operations, as well as general and administrative costs. Retail and dining revenues were previously included within Mountain and Lodging revenues, and the related costs were previously included in Mountain and Lodging operating costs. Management considers the change in presentation of our Consolidated Condensed Statement of Operations to be immaterial. There is no change to previously reported total net revenue, operating expense, income from operations, net income attributable to Vail Resorts, Inc., per share amounts or segment results.

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2018	2017	2018	2017

Other Data:
Mountain Reported EBITDA	$409,253	$381,291	$656,078	$623,654
Lodging Reported EBITDA	10,475	10,704	18,498	20,227
Resort Reported EBITDA	419,728	391,995	674,576	643,881
Real Estate Reported EBITDA	3,737	(4,948)	2,124	(497)
Total Reported EBITDA	$423,465	$387,047	$676,700	$643,384
Mountain stock-based compensation	$3,827	$3,592	$11,613	$11,139
Lodging stock-based compensation	773	781	2,383	2,387
Resort stock-based compensation	4,600	4,373	13,996	13,526
Real Estate stock-based compensation	44	64	60	62
Total stock-based compensation	$4,644	$4,437	$14,056	$13,588

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except Effective Ticket Price (“ETP”))
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2018	2017	(Decrease)	2018	2017	(Decrease)
Net Mountain revenue:
Lift	$452,723	$419,647	7.9%	$860,103	$799,324	7.6%
Ski school	101,213	91,704	10.4%	185,767	173,674	7.0%
Dining	70,678	65,618	7.7%	142,890	133,352	7.2%
Retail/rental	104,162	102,104	2.0%	265,015	261,816	1.2%
Other	43,748	42,087	3.9%	137,776	117,860	16.9%
Total Mountain net revenue	772,524	721,160	7.1%	1,591,551	1,486,026	7.1%
Mountain operating expense:
Labor and labor-related benefits	147,722	139,811	5.7%	365,618	334,024	9.5%
Retail cost of sales	34,944	34,875	0.2%	98,425	98,263	0.2%
Resort related fees	46,021	41,910	9.8%	83,404	78,976	5.6%
General and administrative	56,473	53,988	4.6%	165,406	156,442	5.7%
Other	78,718	69,806	12.8%	223,714	196,177	14.0%
Total Mountain operating expense	363,878	340,390	6.9%	936,567	863,882	8.4%
Mountain equity investment income, net	607	521	16.5%	1,094	1,510	(27.5)%
Mountain Reported EBITDA	$409,253	$381,291	7.3%	$656,078	$623,654	5.2%

Total skier visits	6,283	5,907	6.4%	11,914	11,635	2.4%
ETP	$72.06	$71.04	1.4%	$72.19	$68.70	5.1%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2018	2017	(Decrease)	2018	2017	(Decrease)
Lodging net revenue:
Owned hotel rooms	$12,518	$12,494	0.2%	$43,506	$42,559	2.2%
Managed condominium rooms	24,604	23,907	2.9%	58,133	55,417	4.9%
Dining	8,660	9,324	(7.1)%	32,409	33,384	(2.9)%
Transportation	8,164	8,611	(5.2)%	18,177	19,428	(6.4)%
Golf	—	—	—%	8,903	8,921	(0.2)%
Other	11,074	10,820	2.3%	32,626	31,806	2.6%
	65,020	65,156	(0.2)%	193,754	191,515	1.2%
Payroll cost reimbursements	3,807	3,445	10.5%	10,701	10,372	3.2%
Total Lodging net revenue	68,827	68,601	0.3%	204,455	201,887	1.3%
Lodging operating expense:
Labor and labor-related benefits	27,318	27,204	0.4%	86,966	84,515	2.9%
General and administrative	9,708	9,848	(1.4)%	29,374	29,360	—%
Other	17,519	17,400	0.7%	58,916	57,413	2.6%
	54,545	54,452	0.2%	175,256	171,288	2.3%
Reimbursed payroll costs	3,807	3,445	10.5%	10,701	10,372	3.2%
Total Lodging operating expense	58,352	57,897	0.8%	185,957	181,660	2.4%
Lodging Reported EBITDA	$10,475	$10,704	(2.1)%	$18,498	$20,227	(8.5)%

Owned hotel statistics:
ADR	$291.94	$294.75	(1.0)%	$257.27	$254.29	1.2%
RevPAR	$198.97	$200.94	(1.0)%	$175.73	$168.45	4.3%
Managed condominium statistics:
ADR	$428.57	$428.83	(0.1)%	$369.54	$382.35	(3.4)%
RevPAR	$185.54	$183.08	1.3%	$135.12	$134.38	0.6%
Owned hotel and managed condominium statistics (combined):
ADR	$389.90	$389.94	—%	$327.86	$332.33	(1.3)%
RevPAR	$188.23	$186.72	0.8%	$144.87	$143.03	1.3%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of April 30,
	2018	2017
Real estate held for sale and investment	$99,623	$108,217
Total Vail Resorts, Inc. stockholders’ equity	$1,770,673	$1,576,740
Long-term debt, net	$1,078,005	$1,168,210
Long-term debt due within one year	38,444	38,386
Total debt	1,116,449	1,206,596
Less: cash and cash equivalents	181,597	195,818
Net debt	$934,852	$1,010,778

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of Reported EBITDA to net income attributable to Vail Resorts, Inc. for the three and nine months ended April 30, 2018 and 2017.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2018	2017	2018	2017
Mountain Reported EBITDA	$409,253	$381,291	$656,078	$623,654
Lodging Reported EBITDA	10,475	10,704	18,498	20,227
Resort Reported EBITDA*	419,728	391,995	674,576	643,881
Real Estate Reported EBITDA	3,737	(4,948)	2,124	(497)
Total Reported EBITDA	423,465	387,047	676,700	643,384
Depreciation and amortization	(54,104)	(50,029)	(154,132)	(140,236)
Loss on disposal of fixed assets and other, net	(3,230)	(1,924)	(2,125)	(4,705)
Change in estimated fair value of contingent consideration	2,454	(14,500)	2,454	(15,100)
Investment income and other, net	736	210	1,516	5,881
Foreign currency loss on intercompany loans	(9,502)	(9,065)	(6,511)	(3,899)
Interest expense, net	(15,648)	(14,248)	(46,795)	(40,426)
Income before (provision) benefit from income taxes	344,171	297,491	471,107	444,899
(Provision) benefit from income taxes	(71,896)	(100,635)	17,914	(151,933)
Net income	272,275	196,856	489,021	292,966
Net income attributable to noncontrolling interests	(16,023)	(15,749)	(25,463)	(25,267)
Net income attributable to Vail Resorts, Inc.	$256,252	$181,107	$463,558	$267,699

* Resort represents the sum of Mountain and Lodging

The following table reconciles Resort Net Revenue to Resort EBITDA Margin for the three months ended April 30, 2018 and 2017.

	(In thousands) (Unaudited) Three Months Ended April 30, 2018	(In thousands) (Unaudited) Three Months Ended April 30, 2017
Resort net revenue*	$841,351	$789,761
Resort Reported EBITDA*	$419,728	$391,995
Resort EBITDA margin	49.9%	49.6%
*Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended April 30, 2018.

(In thousands) (Unaudited)
Twelve Months Ended April 30,
2018
Mountain Reported EBITDA	$598,762
Lodging Reported EBITDA	25,358
Resort Reported EBITDA*	624,120
Real Estate Reported EBITDA	2,222
Total Reported EBITDA	626,342
Depreciation and amortization	(203,053)
Loss on disposal of fixed assets and other, net	(3,850)
Change in estimated fair value of contingent consideration	1,254
Investment income, net	1,749
Foreign currency gain on intercompany loans	12,673
Interest expense, net	(60,458)
Income before benefit from income taxes	374,657
Benefit from income taxes	53,116
Net income	427,773
Net income attributable to noncontrolling interests	(21,361)
Net income attributable to Vail Resorts, Inc.	$406,412

* Resort represents the sum of Mountain and Lodging

The following table reconciles Net Debt to long-term debt, net and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended April 30, 2018.

	In thousands) (Unaudited) (As of April 30, 2018)
Long-term debt, net	$1,078,005
Long-term debt due within one year	38,444
Total debt	1,116,449
Less: cash and cash equivalents	181,597
Net debt	$934,852
Net debt to Total Reported EBITDA	1.5	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and nine months ended April 30, 2018 and 2017.

	(In thousands) (Unaudited) Three Months Ended April 30,		(In thousands) (Unaudited) Nine Months Ended April,
	2018	2017	2018	2017
Real Estate Reported EBITDA	$3,737	$(4,948)	$2,124	$(497)
Non-cash Real Estate cost of sales	3,271	3,814	3,750	8,017
Non-cash Real Estate stock-based compensation	44	65	60	62
One-time charge for Real Estate contingency	(4,300)	4,300	(4,300)	4,300
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	(1)	(416)	(242)	1,404
Net Real Estate Cash Flow	$2,751	$2,815	$1,392	$13,286

The following table reconciles Resort net revenue to Resort EBITDA Margin for fiscal 2018 guidance.

(In thousands) (Unaudited) Fiscal 2018 Guidance (2)
Resort net revenue (1)	$2,010,000
Resort Reported EBITDA (1)	$617,000
Resort EBITDA margin	30.7%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point range of Guidance